EXHIBIT 3.4

                               STATE OF DELAWARE
                           CERTIFICATE OF CORRECTION

      UTIX GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"),

      DOES HEREBY CERTIFY, THAT:

      1. The name of the corporation is Utix Group, Inc. (the "Corporation");

      2. A Certificate of Amendment to the Certificate of Incorporation of the Corporation (the "Certificate of Amendment") was filed by the Secretary of State of Delaware on January 24, 2005, and said Certificate of Amendment requires correction, as permitted by Section 103(f) of the DGCL;

      3. The inaccuracy or defect of said Certificate of Amendment is that it mistakenly changed the par value of the Corporation's Preferred Stock from $0.001 per share to $0.1101 per share; and

      4. Article FOURTH of the Certificate of Amendment is corrected to read as follows:

          "FOURTH: The aggregate number of shares of capital stock which the Corporation is authorized to issue is 125,000,000, divided as follows:

          A. 100,000,000 shares of Common Stock, $0.001 par value per share.

          B. 25,000,000 shares of Preferred Stock, $0.001 par value per share, which may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designations or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued without further approval of the shareholders."

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be filed this 9th day of March, 2006.

                                        UTIX GROUP, INC.


                                        By: /s/   Anthony Roth
                                           ------------------------------
                                           Name:  Anthony Roth
                                           Title: President and Chief
                                                  Executive Officer